Eastern Virginia Bankshares, Inc. Announces Extension of Rights Offering

TAPPAHANNOCK, Va., June 11, 2013 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company") announced today that it has extended the expiration date for its $5.0 million rights offering to its existing shareholders to June 28, 2013 at 5:00 p.m., Eastern time. The rights offering was originally scheduled to expire on June 14, 2013 at 5:00 p.m., Eastern time. The Company has chosen to extend the expiration of the rights offering due to the high level of interest among shareholders and to ensure sufficient time for the completion and return of the documentation required for participation in the rights offering.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the rights offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.

The rights offering will be made only by means of a prospectus. This release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Forward-Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Contact:
Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047